Exhibit 4.2

TRANSACTION AGREEMENT II

This Transaction Agreement II, dated as of July [—], 2014 (this “Agreement”), is entered into by and among Spark Energy, Inc., a Delaware corporation (“Spark Energy”), Spark HoldCo, LLC, a Delaware limited liability company (“Spark HoldCo”), NuDevco Retail, LLC, a Delaware limited liability company (“NuDevco Retail”), NuDevco Retail Holdings, LLC, a Delaware limited liability company (“NuDevco Retail Holdings”) and Associated Energy Services, LP, a Texas limited partnership (“AES”). The above-named entities are sometimes referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, on June 18, 2014, the Parties, Spark Energy Ventures, LLC, a Texas limited liability company (“SEV”) and Spark Energy Holdings, LLC, a Texas limited liability company (“SEH”), completed the transactions contemplated by that certain Transaction Agreement, dated June 18, 2014; and

WHEREAS, Spark Energy expects to enter into an underwriting agreement (the “IPO Underwriting Agreement”) with the several underwriters named therein (the “Underwriters”), providing for the initial public offering (the “IPO”) of shares of Class A Common Stock, par value $0.01 per share of Spark Energy (the “Class A Common Stock”) and the grant of an option to the Underwriters to purchase additional shares of Class A Common Stock (the “Additional Shares”) within 30 days of the IPO (the “Option”).

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereto hereby agree as follows:

ARTICLE I

IPO TRANSACTIONS AND AGREEMENTS

Section 1.1 Transactions

The following transactions are to occur in the following order and be effective as of the closing date of the IPO (the “Effective Date”):

(a) Spark Energy will adopt and file the Amended and Restated Certificate of Incorporation, substantially in the form attached hereto as Annex A (the “Amended Charter”) and adopt the Amended and Restated Bylaws, substantially in the form attached hereto as Annex B (the “Amended Bylaws”), and the 1,000 shares of Spark Energy common stock, par value $0.01, held by NuDevco Retail Holdings will be cancelled and the $10.0 cash contribution returned.

(b) Upon filing of the Amended Charter and the adoption of the Amended Bylaws, Spark Energy will issue to Spark HoldCo [—] shares of newly issued Class B common stock, par value $0.01 per share (the “Class B Common Stock”), and Spark HoldCo hereby accepts such contribution of the Class B Common Stock.

(c) Immediately upon completion of the transactions in Section 1.1(b) above, Spark HoldCo hereby distributes (1) to NuDevco Retail Holdings [—] shares of Class B Common Stock, constituting approximately 99% of the outstanding Class B Common Stock and (2) to NuDevco Retail [—] shares of Class B Common Stock, constituting approximately 1% of the outstanding Class B Common Stock, and each of NuDevco Retail Holdings and NuDevco Retail hereby accepts such distribution of the Class B Common Stock.

(d) In recognition of the transactions in Section 1.1(b) and (c), NuDevco Retail Holdings, NuDevco Retail and Spark Energy will enter into the Second Amended and Restated Limited Liability Company Agreement of Spark HoldCo, substantially in the form attached hereto as Annex C (the “LLC Agreement”) and the outstanding membership interest in Spark HoldCo held by Spark Energy, NuDevo Retail and NuDevco Retail Holdings will be converted into units of Spark HoldCo (the “Spark HoldCo Units”).

(e) Following the execution of the LLC Agreement as provided in Section 1.1(d) above, Spark Energy will purchase [—] Spark HoldCo Units from NuDevco Retail Holdings using proceeds from the IPO, constituting approximately [—]% of the outstanding Spark HoldCo Units, and repay the previously issued $50,000 note payable held by NuDevco Retail Holdings, for an aggregate cash purchase price of $[—]. Upon completion of the steps in Section 1.1(c) and this Section 1.1(e) and subject to adjustment as provided in Article II, Spark Energy, Inc. will own [—] Spark HoldCo Units, NuDevco Retail Holdings will own [—] Spark HoldCo Units and [—] shares of Class B Stock and NuDevco Retail will own [—] Spark HoldCo Units and [—] shares of Class B Common Stock.

(f) Immediately upon completion of the transactions in Section 1.1(e) above, (1) Spark HoldCo will execute and enter into its new credit facility (the “New Credit Facility”) and borrow $[—] million under the New Credit Facility and use such borrowings to repay the portion of the Seventh Amended and Restated Credit Agreement, dated as of July 31, 2013, among Spark Energy Ventures, LLC, as parent, Spark Energy Holdings, LLC, Spark Energy, LP, Spark Energy Gas, LP and AES, as co-borrowers and the lenders and other parties thereto (the “Existing Credit Facility”) allocated to Spark Energy, LLC, a Texas limited liability company (“SE”), and Spark Energy Gas, LLC, a Texas limited liability company (“SEG”), pursuant to the Interborrower Agreement, dated as of May 31, 2014, by and among SE, SEG and AES (the “Interborrower Agreement”); and (2) AES will repay the portion of the Existing Credit Facility allocated to AES pursuant to the Interborrower Agreement.

Section 1.2 Agreements. Upon completion of the transaction in Section 1.1, NuDevco Retail Holdings, NuDevco Retail and Spark Energy shall enter into:

(a) a Registration Rights Agreement, substantially in the form attached here as Annex D; and

(b) a Tax Receivable Agreement, substantially in the form attached hereto as Annex E.

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ARTICLE II

OVERALLOTMENT OPTION

In the event that the Option is exercised, Spark Energy shall issue the Additional Shares to the Underwriters at a price per share equal to the per share initial public offering price of the Class A Common Stock (less underwriting discounts and commissions as set forth in the Underwriting Agreement), Spark Energy shall transfer all of the net proceeds it receives from the exercise of the Option to NuDevco Retail Holdings in exchange for a number of Spark HoldCo units equal to the number of shares of Class A Common Stock sold by Spark Energy to the public pursuant to the Option, and a corresponding number of shares of Class B common stock shall be cancelled.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Due Organization. Each Party represents and warrants that it is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, as applicable, and has power and authority to enter into this Agreement and to carry out its obligations hereunder.

Section 3.2 Due Authorization. Each Party represents and warrants that the execution and delivery of this Agreement by such Party have been duly authorized by all necessary action on its part and no other proceedings on its part are necessary to authorize this Agreement or any of the transactions contemplated hereby.

Section 3.3 Due Execution. Each Party represents and warrants that this Agreement has been duly executed and delivered by such Party and constitutes a valid and binding obligation of each of them, and is enforceable against each of them in accordance with its terms.

ARTICLE IV

MISCELLANEOUS

Section 4.1 Further Assurances. From time to time, and without any further consideration, the Parties agree to execute, acknowledge and deliver all such additional deeds, assignments, bills of sale, conveyances, instruments, notices, releases, acquittances, consents, resolutions and other documents, and to do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate to (a) assure that the applicable Parties own all of the properties, rights, titles, interests, estates, remedies, powers and privileges granted by this Agreement, or which are intended to be so granted, (b) fully and effectively vest in the applicable Parties and their respective successors and assigns beneficial and record title to the interests contributed and assigned by this Agreement or intended to be so and (c) fully and effectively carry out the purposes and intent of this Agreement.

Section 4.2 Successors and Assigns. The Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

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Section 4.3 No Third Party Rights. The provisions of this Agreement are intended to bind the Parties to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.

Section 4.4 Severability. If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any political body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement. Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid, and an equitable adjustment shall be made and any necessary provision added so as to give effect to the intention of the Parties as expressed in this Agreement at the time of execution of this Agreement.

Section 4.5 Entire Agreement. This Agreement and the instruments referenced herein supersede all previous understandings or agreements among the Parties, whether oral or written, with respect to the subject matter of this Agreement and such instruments. This Agreement and such instruments contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement unless it is contained in a written amendment hereto executed by the Parties after the date of this Agreement.

Section 4.6 Amendment or Modification. This Agreement may be amended or modified at any time or from time to time only by a written instrument, specifically stating that such written instrument is intended to amend or modify this Agreement, signed by each of the Parties.

Section 4.7 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law.

Section 4.8 Headings. All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof. All references herein to Articles and Sections shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, and not to any particular provision of this Agreement. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

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Section 4.9 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument. The delivery of an executed counterpart copy of this Agreement by facsimile or electronic transmission in PDF format shall be deemed to be the equivalent of delivery of the originally executed copy thereof.

Section 4.10 Deed; Bill of Sale; Assignment. To the extent required and permitted by applicable law, this Agreement shall also constitute a “deed,” “bill of sale” or “assignment” of the assets and interests referenced herein.

Section 4.11 Termination. This Agreement shall terminate and be of no further force and effect if the IPO has not been consummated by August 1, 2014.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties as of the date first written above.

NUDEVCO RETAIL HOLDINGS, LLC

By:
Name:
Title:

ADDRESS FOR NOTICES:

2105 CityWest Blvd., Suite 100
Houston, Texas 77042

NUDEVCO RETAIL, LLC

By:
Name:
Title:

ADDRESS FOR NOTICES:

2105 CityWest Blvd., Suite 100
Houston, Texas 77042

SPARK HOLDCO, LLC

By:
Name:
Title:

ADDRESS FOR NOTICES:

2105 CityWest Blvd., Suite 100
Houston, Texas 77042

SIGNATURE PAGE

TRANSACTION AGREEMENT

SPARK ENERGY, INC.

By:
Name:
Title:

ADDRESS FOR NOTICES:

2105 CityWest Blvd., Suite 100
Houston, Texas 77042

ASSOCIATED ENERGY SERVICES, LP
By: Spark Energy Holdings, LLC
its general partner

By:
Name:
Title:

ADDRESS FOR NOTICES:

2105 CityWest Blvd., Suite 100
Houston, Texas 77042

SIGNATURE PAGE

TRANSACTION AGREEMENT

ANNEX A

AMENDED CHARTER

(see attached)

ANNEX B

AMENDED BYLAWS

(see attached)

ANNEX C

LLC AGREEMENT

(see attached)

ANNEX D

REGISTRATION RIGHTS AGREEMENT

(see attached)

ANNEX E

TAX RECEIVABLE AGREEMENT

(see attached)